                                                                       EXHIBIT D

                             HEWLETT-PACKARD COMPANY

                                  June 6, 1999

Amarfour LLC
200 West Madison
Suite 3800
Chicago, Illinois 60606

      Re: Diametrics Medical, Inc.

Dear Sirs:

      Reference is made to the Common Stock Purchase Agreement between Diametrics Medical, Inc. and Hewlett-Packard Company to be entered into on the date hereof substantially in the form attached hereto as Exhibit A (the "Purchase Agreement"). All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Purchase Agreement.

      Based on our review of Company's recent SEC filings, we understand that you have a significant ownership position in Company. The Purchaser is unwilling to enter into the Purchase Agreement absent your assurance regarding certain matters addressed in Section 9.9 of the Purchase Agreement. In order to further induce the Purchaser to enter into the Purchase Agreement and to consummate the transactions contemplated thereby, the Purchaser hereby requests that you agree as follows:

      1. Upon the written request of the Purchaser, following the closing contemplated under the Purchase Agreement, you will promptly enter into an agreement with the Purchaser in accordance with the terms of Section 9.9 of the Purchase Agreement. Such agreements will be suspended at such times, if any, during the Two-Year Period that the Purchaser's owned voting power in Company falls below (a) 12% due to transfers of Company equity by the Purchaser and/or
(b) 10% for any other reason. Such agreement shall only be effective during the Two-Year Period.

      2. You believe that, as a shareholder of Company, you will derive substantial indirect benefit from the Purchaser's execution, delivery and performance of the Purchase Agreement and the consummation of the transactions contemplated thereby.

Amarfour LLC
Page 2
June 6, 1999

      Please execute a copy of this letter in the space indicated to confirm your agreement with the matters set forth in clauses (1) and (2) above, and forward the signed letter by facsimile to the attention of Ross Katchman at 650/857-4837, with hard copy to follow by U.S. Mail.

      Thank you for your cooperation in this matter.

                                        Sincerely,

                                        HEWLETT-PACKARD COMPANY

                                        By: /s/ Ross N. Katchman
                                            ------------------------------------
                                        Name: Ross N. Katchman
                                        Title: Corporate Counsel


Agreed to and Accepted as of the date first above written:

AMARFOUR LLC

By: /s/ Marshall E. Eisenberg
    -------------------------------
Name:    Marshall E. Eisenberg
Title:   Trustee of Amarillo Residuary
         Trust No. 1, a member